Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. Alexander’s Holdings, Inc.:

We consent to the use of our report dated March 14, 2019, with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and subsidiaries as of December 30, 2018 and December 31, 2017, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2018, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Nashville, Tennessee

August 9, 2019